EXHIBIT 5.1

PERKINS COIE LLP
PACWEST CENTER, SUITE 1500, 1211—SOUTHWEST FIFTH AVENUE, PORTLAND, OREGON 97204-10024
TELEPHONE 503-727-2000 FACSIMILE 503-727-2222

August 20, 2001

CenterSpan Communications Corporation
7175 NW Evergreen Parkway #400
Hillsboro, OR 97124-5839

  Re: Registration Statement on Form S-3

Gentlemen:

        We have acted as counsel to CenterSpan Communications Corporation (the "Registrant") in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which the Registrant is filing with the Securities and Exchange Commission with respect to the offering of up to 1,146,167 shares of the Registrant's common stock, no par value (the "Shares"), which may be sold from time to time by certain selling shareholders (the "Selling Shareholders"), 650,135 shares (the "Warrant Shares") of which may be issued to the Selling Shareholders upon exercise of certain warrants (the "Warrants") to purchase shares of the Registrant's common stock.

        We have examined the Registration Statement and such documents and records of the Registrant and other documents as we have deemed necessary for the purpose of this opinion. Based on and subject to the foregoing, we are of the opinion that:

  (i)
  the Shares, other than the Warrant Shares, are validly authorized, and

  (ii)
  when the Warrants have been validly exercised and the shares to be issued on exercise of the Warrants have been duly delivered against payment therefor pursuant to the terms of the Warrants, the Warrant Shares shall be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                      Very truly yours,

                      /s/ Perkins Coie LLP